Exhibit 14.1
RPM INTERNATIONAL INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(Amended and Restated Effective as of July 20, 2010)
Overview
It is and shall continue to be the policy of RPM International Inc. (“RPM”) and its subsidiaries and operating companies (collectively, the “Company”), to ensure that all business decisions are made in the best interest of the Company and that its directors, officers and employees perform their duties and exercise their judgment without impairment by virtue of non-Company interests or relationships. The Company respects the right of its directors, officers and employees to privacy in their personal activities and financial affairs. These individuals, however, have a duty to the Company to be entirely free from the influence of any conflicting interests when they represent the Company in any business dealings or make any recommendations, which may influence an action of the Company. Each and every director, officer and employee is expected to serve the Company with individual loyalty and conduct their business activities with fairness, impartiality, honesty and integrity.
Applicability; Purposes
The RPM Board of Directors (the “Board of Directors”) has adopted this Code of Business Conduct and Ethics (the “Code”), which applies to the Company’s directors, officers and employees, regarding a wide range of topics and is generally designed to:
•	Promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;
•	Promote full, fair, accurate, timely and understandable disclosure of financial and other information to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
•	Promote compliance with all applicable laws and governmental rules and regulations;
•	Promote the appropriate use and treatment of tangible and intangible property of the Company, including its trade secrets and proprietary information, and the protection of the Company’s legitimate business interests, including corporate opportunities and confidential information;
•	Promote the prompt reporting of actual or suspected violations of this Code, or other illegal or unethical behavior and outline reporting mechanisms;
•	Promote adherence to and compliance with all other applicable Company policies and procedures;
•	Maintain a culture of compliance and ethical practices and reinforce the Company’s commitment to integrity; and
•	Deter wrongdoing.

Obligations
All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.
These principles and procedures stated in this Code, as well as the different rules applicable to the Company’s directors, officers and employees decided by RPM or the respective Company, from time to time, imposing or prohibiting certain behaviors governed by ethical considerations and referred to in this Code as “Policy” or “Policies” or “Guidelines”, are to be applied uniformly in all of the countries in which the Company has a presence, except to the extent applicable local law requires otherwise.
The provisions of this Code and of the Company’s Policies or Guidelines are not intended to substitute applicable laws and regulations and they shall apply only to the extent they do not conflict with applicable law.
The Code
Compliance with Laws
It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. The Company and its employees will abide by the letter and the spirit of all applicable laws and regulations, and will act in such a manner that the full disclosure of all facts related to any activity will always reflect favorably upon the Company.
If a director, officer or employee has any questions concerning the legality of a proposed course of action, the scope of a law or regulation, or the interpretation or application of a law, he or she should contact the Company’s General Counsel for clarification, guidance and assistance before taking the proposed course of action.
Insider Trading
It is against Company policy and in many circumstances illegal for a director, officer or employee to purchase or sell RPM securities or those of any other company while in possession of material nonpublic information or to disclose inside information to enable a third party to buy or sell securities on the basis of such information unless otherwise permitted by law. (For details on restrictions on trading activity, see the Company’s Insider Trading Policy and Blackout Restrictions.). Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of securities while in the possession of material nonpublic information should consult with RPM’s General Counsel before making any such purchase or sale.
Any executive officer of the Company who becomes aware of any material or potentially material noncompliance with the New York Stock Exchange (“NYSE”) listing requirements shall promptly notify the Audit Committee and, if believed warranted after consultation with the Audit Committee, the Chief Executive Officer.
Integrity of Business and Accounting Records and Disclosure
All the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. No records or information will be manipulated for the purpose of altering or distorting business results, and no deliberately false or inaccurate entries will be made for any purpose. All directors, officers and employees are required to cooperate with the Company’s internal and independent auditors, and no director, officer or employee may take any action to coerce, manipulate, mislead or fraudulently influence any such auditors.
Each director, officer or employee involved in the Company’s disclosure process, including, but not limited to the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, controller or persons performing similar functions (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with, or submitted to, the SEC comply in all material respects with the applicable federal securities laws and SEC rules.
In addition, each such person having direct or supervisory authority regarding any SEC filings, submissions or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
The Company’s Senior Financial Officers must:
•	Act in an ethical manner with honesty and integrity;
•	Ethically handle all actual or apparent conflicts of interest between personal and professional relationships;
•	Promote full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company;
•	Promote compliance with all applicable laws, rules and regulations of federal, state and local governments, and all applicable private and public regulatory agencies;
•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and
•	Promptly report to the Audit Committee any violation or suspected violation of the Code in accordance with the rules and procedures set forth in the present Code and in particular under the RPM Reportable Events Policy.
Conflicts of Interest
A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company. All employees, officers and directors are expected to avoid all situations that might lead to any such real or apparent conflicts of interest. The Company’s interests should never be subordinated to personal gain or advantage.

It is impractical to try to foresee or define with precision every situation which might be considered a conflict of interest. Generally speaking, a conflict of interest exists when an obligation or a situation resulting from an individual’s personal activities (including with respect to family members) or financial affairs (including other work opportunities) actually or apparently adversely influences their judgment in or impacts their ability to perform their duties to the Company.
It is important to remember that even though a conflict exists, it may not necessarily result in disciplinary action. Conflicts can innocently arise and most of them are simply investigated to the depth necessary to determine that the Company’s interests are best served. Each conflict must be reported so that an independent determination can be made of the situation.
Any employee who feels that he or she may have a conflict situation, actual, potential or perceived, should report all pertinent details in a memorandum to his or her supervisor. The supervisor will be responsible for referring the matter to the head of Internal Audit. Internal Audit will review the information and investigate it further if necessary.
If there appears to be a conflict, it will be reported to the President of the operating company involved and to the General Counsel of RPM. These individuals will determine the proper action to take. In the event of any disagreements about the proper way to resolve the situation, RPM’s Executive Management Group will decide. All statements and other information reported to the Company will be kept strictly confidential, to the extent practicable.
Actual or potential conflicts of interest involving Directors or executive officers of RPM must be brought to the attention of either the Board of Directors or Governance and Nominating Committee of the Company.
See the attached Conflicts of Interests Guidelines for further detail and guidance on this topic.
Corporate Opportunities
Directors, officers and employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position. More generally, directors, officers and employees are prohibited from (a) using corporate property, information or position for personal gain and (b) competing with the Company, whether directly or indirectly.
Fair Dealing
The Company has a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.
Confidentiality
In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its employees, customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the strict confidentiality of all information so entrusted to them, except when disclosure is authorized by the RPM’s General Counsel, Associate General Counsel or where applicable, operating company in-house counsel, or when required by applicable laws and regulations. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the Company or useful or helpful to competitors if disclosed. The obligation to preserve the Company’s confidential information continues even after employment ends and even where not expressly provided for in any employment agreement.
The Company is often a party to non-disclosure agreements with customers, suppliers, potential buyers and sellers of businesses and others. The purpose of such an agreement is to protect confidential or sensitive information which is given and received. Directors, officers and employees aware of such agreements should exercise care in using confidential information received including with whom the information is shared.
Protection and Proper Use of Company Assets
All directors, officers and employees should protect the Company’s tangible assets and its intellectual property and other intangible assets and promote their efficient use, including the protection of confidential and proprietary information. This includes, but is not limited to, intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It may also result in civil or criminal penalties. All Company assets should be reserved for legitimate Company business purposes; however, incidental personal use is permissible.
Reporting of Illegal or Unethical Behavior; Company Protocol
All Company employees have a responsibility to promptly report actual and suspected violations of this Code in accordance with the rules and procedures set forth in this Code and in particular under the RPM Reportable Events Policy. Any individual who becomes aware or suspicious of any violation of any law, rule or regulation or of this Code has a responsibility to contact his manager or other responsible individual such as his human resources manager or Company legal counsel or the Company’s confidential ethics and compliance hotline. Failure to do so is itself a violation of this Code. Issues or concerns regarding accounting, internal accounting controls, or auditing matters or any material violation of federal securities laws, whether or not a violation of this Code or Policy, should also be reported following the same procedure as above. An appropriate investigation of all reported violations will be conducted under the direction of the Board of Directors, a committee of the Board of Directors, RPM’s Executive Management Group, the General Counsel, operating company legal counsel or a combination thereof, as appropriate. Violations are subject to disciplinary action up to and including termination of employment — and criminal prosecution for violations of law and restitution in cases of fraud, theft or personal gain at the Company’s expense.
It is the Company’s policy to foster a free and open atmosphere that allows and encourages employees to make inquiries, express work-related personal concerns regarding ethics issues, or to report business ethics violations or violations of law, regulations, policies, or procedures without fear of retribution or retaliation for making such reports or inquiries. It is the policy of the Company that no director, officer or employee shall be subject to reprisal for the good faith reporting of a suspected violation of this Code in compliance with the rules and procedures set forth in this Code and in particular under the RPM Reportable Events Policy. Any director, officer or employee found to have engaged in reprisal, retaliation, or retribution for the reporting of a suspected violation of this Code will be subject to immediate disciplinary action, which may include termination.

Interpretations; Waiver
The RPM International Inc. Board of Directors Governance and Nominating Committee is responsible for the interpretation and application of this Code. From time to time, the Company may waive certain provisions of this Code. Any waiver of the Code for directors, executive officers or Senior Financial Officers of the Company may be made only by the Board of Directors or the Governance and Nominating Committee and must be promptly disclosed as required by SEC or NYSE rules. Any request for a waiver for other employees must be submitted in writing to the RPM General Counsel. Approvals will also be in writing and must be obtained in advance of the action requiring the waiver.
Board of Directors Approval
This Code was amended and restated by the Board on July 20, 2010.